Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Coffee Holding Co., Inc. on Form S-8 (FILE No. 333-233065) of our report dated January 31, 2025, with respect to our audits of the consolidated financial statements of Coffee Holding Co., Inc. as of October 31, 2024 and 2023 and for each of the two years in the period ended October 31, 2024, which report is included in this Annual Report on Form 10-K of Coffee Holding Co., Inc. for the year ended October 31, 2024.

/s/ Marcum llp

Marcum llp

New York, New York

January 31, 2025